Filed pursuant to Rule 433
Registration No. 333-139308
Dated February 13, 2007
FINAL PRICING ANNOUNCEMENT
APPROVED FOR EXTERNAL USE

Issuer:	Province of New Brunswick
Expected Ratings:	Aa1(stable)/AA-(stable)
Format:	SEC Registered Global Offering
Ranking:	Direct, unconditional debt
Size:	U.S.$500,000,000
Trade Date:	February 13, 2007
Settlement Date:	February 21, 2007
Maturity:	February 21, 2017
Interest Payment Dates:	February 21 and August 21
First Payment Date:	August 21, 2007
Spread to Benchmark:	T + 43bps
Benchmark Treasury:	4.625% due February 2017
UST Spot:	4.818%
Yield:	5.248%
Coupon:	5.20% payable semi-annually
Price:	99.63%
Day Count:	30/360
Minimum
Denominations:	U.S.$5,000 x U.S.$1,000
Joint Lead Managers:	CIBC World Markets Corp. Merrill Lynch, Pierce, Fenner & Smith Incorporated RBC Capital Markets Corporation
Co-managers:	National Bank Financial Inc. Scotia Capital (USA) Inc. TD Securities (USA) LLC Bank of Montreal, London Branch
Cusip# /ISIN#:	642866FY8 / US642866FY80
Listing:	Admission to UKLA’s Official List and to trading on London Stock Exchange’s regulated market may be completed following settlement.
Governing Law:	Province of New Brunswick and Canada
Prospectus and
Prospectus Supplement:
http://www.sec.gov/Archives/edgar/data/862406/000090956707000173/o34394e424b2.htm
Stabilization:	Reg M/FSA Rules
Legends:
This communication is intended for the sole use of the person to whom it is provided by us.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866 500 5408.
European Economic Area Legends:
If and to the extent that this announcement is communicated in, or the offer of the Bonds to which it relates is made in, any EEA Member State that has implemented the Prospectus Directive (2003/71/EC) (a “Relevant Member State”) (together with any applicable implementing measures in each Relevant Member State, the “Prospectus Directive”), this announcement and the offer are only addressed to and directed at persons in that Member State who are qualified investors within the meaning of the Prospectus Directive (or who are other persons to whom the offer may lawfully be addressed) and must not be acted upon by other persons in that Relevant Member State.

This is not a prospectus under the Prospectus Directive but an advertisement as defined in the Prospectus Directive and investors in the EEA should not subscribe for or purchase Bonds once admitted to trading on the London Stock Exchange plc’s regulated market except on the basis of information in the Listing Prospectus (as defined below). The Province intends to file a single prospectus (the “Listing Prospectus”) pursuant to Section 5.3 of the Prospectus Directive with the Financial Services Authority in its capacity as competent authority under the Financial Services and Markets Act 2000 as amended for the purpose of having the Bonds admitted to trading on the London Stock Exchange plc’s regulated market as soon as possible after closing of this issue. Once approved, the Listing Prospectus will be published in accordance with the Prospectus Directive and investors will be able to view the Listing Prospectus on the website of the Regulatory News Service operated by the London Stock Exchange at http://www.londonstockexchange.com/engb/pricesnews/marketnews/ under the name of the Province of New Brunswick and the headline “Publication of Prospectus” and investors shall be able to obtain copies without charge from the office of the Department of Finance, Treasury Division, 670 King Street, Room 376, Fredericton, New Brunswick, Canada E3B 5H1.
This announcement is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The Bonds are only available to, and any invitation, offer or agreement or subscribe, purchase or otherwise acquire such Bonds will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.
Other: ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.